Ex. 28(h)(2)(iv)

Amendment

To

Transfer Agency Services Agreement

This Amendment, dated as of July 1, 2015 (“Amendment”), is entered into by and among BNY Mellon Investment Servicing (US) Inc. (“BNYM”), Fairholme Capital Management, LLC (“Adviser”) and Fairholme Funds, Inc. (“Fund”), on its own behalf and on behalf of the Portfolios listed in Exhibit A to the Current Agreement.

Background

BNYM (under its former name PNC Global Investment Servicing (U.S.) Inc.), the Fund and the Adviser have entered into the Transfer Agency Services Agreement, dated as of January 14, 2009 and amended on December 17, 2009, April 19, 2010, October 22, 2010 and November 1, 2011 (the “Current Agreement”). The parties intend that the Current Agreement be amended further as provided for herein upon the execution of this Amendment.

Terms

NOW,THEREOFRE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.         Modification to Current Agreement. The Current Agreement is hereby amended as follows:

(a)	Section 10(f) of the Current Agreement shall be deleted and replaced with the following:

(f) Notwithstanding the foregoing, BNYM shall be liable to the Fund and the Portfolios in accordance with the terms of that certain Gain/Loss Operating Policy, dated July 1, 2015, by and between the Fund and BNY Mellon.

(b)	Exhibit C shall be deleted in its entirety.

2.         Remainder of Current Agreement. Except as specifically modified by this Amendment, all terms and conditions of the Current Agreement shall remain in full force and effect.

3.         Governing Law. The governing law of the Current Agreement shall be the governing law of this Amendment.

4.         Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement.

5.         Facsimile Signatures: Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.

By: /s/ Wayne D. Weaver

Name: Wayne D. Weaver

Title: Managing Director

Fairholme Funds, Inc.

On its own behalf and on behalf of each Portfolio,

each in its individual and separate capacity

By: /s/ P.R. Thomson

Name: P.R. Thomson

Title: CCO

Fairholme Capital Management, LLC

(solely with respect to section 9)

By: /s/ Fernando Font

Name: Fernando Font

Title: CAO

TA Gain/Loss Operating Policy

BNY MELLON

Gain/Loss Operating

  Policy

July 1, 2015

Version 0.3

BNY MELLON

Revision History

Version	Date	Author	Reviewer	Notes

0.1	02/23/15	Dennis Williams	Michael Mitchell

0.2	03/01/15	Fairholme	Dennis Williams

0.3	06/03/15	Michael Mitchell		Included amendment verbiage, accepted changes with following exception; rejected section 2.5 change.

ii

BNY MELLON

Table of Contents

1. Overview	4
1.1. Definitions	4
1.2. General Practice	6

2. Gain/Loss Procedure	7
2.1. NAV Gain/Loss	7
2.2. Late Distribution Gain/Loss:	9
2.3. Current Month Accrual Gain/Loss	9
2.4. Certain Redemption-Driven Events	9
2.5. Material Events	9

3. Interest Compensation	10

4. Dealer Billing	10

5. Gain/Loss Reporting and Tracking	10

6. Signature	10

iii

Gain/Loss Operating Policy / Overview

1. Overview

The parties hereto have entered into a Transfer Agency Services Agreement, dated as of January 14, 2009 (such agreement as it may be amended from time to time being the “TA Agreement”).

Set forth below are the procedures BNY Mellon Investment Servicing (US) Inc. (“BNY MELLON”) will follow with respect to the treatment of financial gains and losses incurred by the Fund due to As-Of Transactions (as defined below).

“Fund” has the same meaning in this Gain/Loss Policy as the defined term “Portfolio” has in the TA Agreement, except that if one or more of the Portfolios elects to apply this policy to classes of the Portfolio, then the term “Fund” also means each such class of a Portfolio in its separate and individual capacity. “Gain/Loss Policy” means this Client Gain/Loss Standard Operating Policy, as it may be amended from time to time.

To the extent necessary or appropriate to interpret or enforce the terms of this Gain/Loss Policy, applicable terms of the TA Agreement shall apply and be deemed incorporated by reference into this Gain/Loss Policy. This Gain/Loss Policy embodies the final, complete, exclusive and fully integrated record of the agreement of the parties on the disposition of financial gains and losses resulting to the Fund from As-Of Transactions, and supersedes all prior agreements, understandings, proposals, responses to requests for proposal, memoranda of understanding or memoranda of any other nature, terms sheets, letters of intent and communications of any other nature relating to such subject matter. This Gain/Loss Policy may be amended only upon the written consent of the parties.

1.1. Definitions

“Accumulation Period” means a calendar year.

“As-Of Gain” means, collectively, As-Of Trade Gains and Late Distribution Gains, whether referred to in the singular or plural.

“As-Of Loss” means collectively, As-Of Trade Losses and Late Distribution Losses, whether referred to in the singular or plural.

“As-Of Trade Date” means a business-day date preceding the Processing Date that is specifically assigned as the trade date to an As-Of Transaction.

“As-Of Trade Gain” means the gain realized by the Fund with respect to a particular As-Of Transaction based on transaction type and the differential between the NAV of the Fund on the As-Of Trade Date and the NAV of the Fund on the Processing Date, as such gain is calculated by the BNY MELLON transfer agency system in accordance with the System Settings.

“As-Of Trade Gain/Loss” means, as of a specified business day during the then-current Accumulation Period, the net gain or the net loss as to a Fund shareholder that results from combining all As-Of Trade Gains and all As-Of Trade Losses occurring during the then-current Accumulation Period.

“As-Of Trade Loss” means the loss incurred by the Fund with respect to a particular As-Of Transaction based on transaction type and the differential between the NAV of the Fund on the As-Of Trade Date and the NAV of the Fund on the Processing Date, as such loss is calculated by the BNY MELLON transfer agency system in accordance with the System Settings.

“As-Of Transaction” means one of the following transactions or transaction combinations effected on the Processing Date for the purpose of modifying the number of Fund shares currently owned by a Fund shareholder or the value of Fund shares currently owned by a Fund shareholder (or both), including such transactions or transaction combinations effected due to pricing errors:

Gain/Loss Operating Policy / Overview

(i)	a purchase of shares at the NAV of the As-Of Trade Date,
(ii)	a redemption of shares at the NAV of the As-Of Trade Date,
(iii)	the combination of a purchase of shares at the NAV of the As-Of Trade Date and a redemption of shares at the NAV of the As-Of Processing Date, or
(iv)	the combination of a redemption of shares at the NAV of the As-Of Trade Date and a purchase of shares at the NAV of the As-Of Processing Date.

“As-Of Transaction Loss” means a net loss that results with respect to a particular As-Of Transaction after netting any As-Of Gains with all As-Of Losses attributable to the As-Of Transaction.

“Current Month Accrual Gain/Loss” means, solely with respect to any accrual dividends of the Fund, the net increase or the net decrease in the total dividend accrual amount payable by the Fund with respect to a given calendar month that results from adding together all individual increases and all individual decreases to such amount effected due to As-Of Transactions having a Processing Date in that same calendar month.

“Ex-date” means, with respect to any declared Fund distribution (whether a dividend, capital gain distribution or other distribution), the date following the declaration of the distribution as of which ownership of Fund shares ceases to entitle owners to the particular declared distribution.

“Late Distribution Gain/Loss” means, as of a specified business day during the then-current Accumulation Period, any net increase or net decrease in the amount of a declared distribution required to be paid to Fund shareholders resulting from combining Late Record-Date Distribution Gain/Loss and Subsequent Month Accrual Gain/Loss.

“Late Record-Date Distribution Gain/Loss” means, as of a specified business day during the then-current Accumulation Period, any net increase or net decrease in a distribution amount required to be paid to Fund shareholders due to As-Of Transactions having a Processing Date on or after the Ex-date of the particular distribution.

“Loss Threshold” means a Net NAV Gain/Loss that is a loss of $0.005 per share.

“Material NAV Day” means a business day during the then-current Accumulation Period on which the Net NAV Gain/Loss represents a net loss that equals or exceeds the Loss Threshold.

“NAV” (Net Asset Value) means the price of a Fund share set by the Fund with respect to each business day in accordance with Fund procedures that is used to value Fund shares for share purchases, share redemptions and other Fund purposes.

“Net Material NAV Day Loss” means the net loss represented by the Net NAV Gain/Loss of a Material NAV Day.

“Net NAV Gain/Loss” means, as of a specified business day during the then-current Accumulation Period, the net gain or the net loss that results from combining (i) As-Of Trade Gain/Loss attributable to As-Of Transactions with a Processing Date in the then-current Accumulation Period, (ii) Late Distribution Gain/Loss attributable to As-Of Transactions with a Processing Date in the then-current Accumulation Period, (iii) all Reductions (as defined in Section 2) occurring during the then-current Accumulation Period, and (iv) all Dealer Payments (as defined in Section 4) received with respect to As-Of Transactions occurring during the then-current Accumulation Period.

“Processing Date” means, with respect to a particular As-Of Transaction, the business-day date that the As-Of Transaction is entered into the BNY MELLON transfer agency system for processing.

“Reduction Threshold” means a Net NAV Gain/Loss that is a loss of $0.004 per share.

Gain/Loss Operating Policy / Overview

“Responsibility Code” means the responsibility code assigned to an As-Of Transaction in accordance with Section 1.2.

“Responsible Party Loss” means, collectively, any one or more of the following as the context requires:

(i)	“Management Company Loss”, which means the amount of any As-Of Transaction Loss that results on the relevant business day from an individual As-Of Transaction assigned a Management Company Responsibility Code;

(ii)	“Fund Loss”, which means the amount of any As-Of Transaction Loss that results on the relevant business day from an individual As-Of Transaction assigned a Fund Responsibility Code;

(iii)	“Dealer Loss”, which means the amount of any As-Of Transaction Loss that results on the relevant business day from an individual As-Of Transaction assigned a Dealer Responsibility Code; and

(iv)	“Transfer Agent Loss”, which means, with respect to a relevant business day, the amount of any net loss that might result from combining all As-Of Losses and all As-Of Gains attributable to As-Of Transactions occurring that business day assigned a Transfer Agent Responsibility Code.

“Subsequent Month Accrual Gain/Loss” means, solely with respect to any accrual dividends of the Fund, as of a specified business day during the then-current Accumulation Period, any net increase or net decrease in the total dividend accrual amount payable by the Fund with respect to a given calendar month that results from adding together all individual increases and decreases to such amount effected due to As-Of Transactions having a Processing Date in any month subsequent to the month with respect to which the accrual dividend is payable.

“System Settings” means settings of the transfer agency transaction processing and recordkeeping system reflecting the rules governing the calculation of As-Of Gain and As-Of Loss.

1.2. General Practice

Following each business day, the BNY MELLON transfer agency system will calculate in accordance with System Settings and report to the Fund on the Fund’s daily “Supersheets,” to the extent applicable to the Fund: As-Of Trade Gain, As-Of Trade Loss, As-Of Trade Gain/Loss, Current Month Accrual Gain/Loss, Subsequent Month Accrual Gain/Loss, Late Record-Date Distribution Gain/Loss, Late Distribution Gain/Loss and Net NAV Gain/Loss, all as agreed upon by the Fund and BNY MELLON, with respect to (i) the business day as of which the report is being given, and (ii) the then-current Accumulation Period as of such business day.

BNY MELLON will not net any gains or losses of the Fund due to As-Of Transactions with gains or losses of any other Fund due to As-Of Transactions, even if such funds are part of the same fund “family” or “management company”, except that, to the extent reporting occurs at a portfolio level, gains and losses to any separate classes of the portfolio due to As-Of Transactions will be netted.

To facilitate the tracking and reporting process, BNY MELLON assigns a responsibility code to each As-Of Transaction and the As-Of Gains and As-Of Losses resulting from the As-Of Transaction as follows:

•	Management Company (Code = 2)

•	Fund
➢	Shareholder (Code = 5)
➢	Accounting (Code = 5)

Gain/Loss Operating Policy / Gain/Loss Procedure

•	Transfer Agent (Code = 3)

•	Dealer (Code = 4)

2. Gain/Loss Procedure

2. 1. NAV Gain/Loss

A. If Net NAV Gain/Loss calculated at the end of a particular business day indicates the occurrence of a Material NAV Day, BNY MELLON will:

(i)	notify the Fund Accounting Agent and the Fund of such circumstance;

(ii)	provide a detailed explanation to the Fund of the As-Of Transactions contributing to the Net NAV Gain/Loss on the Material NAV Day; and

(iii)	cooperate with the Fund to identify the full gain/loss amounts associated with each of the foregoing As-Of Transactions that contributed to the Net NAV Gain/Loss on the Material NAV Day.

B. In the event any business day of an Accumulation Period other than the last business day of the Accumulation Period becomes a Material NAV Day, then the Net Material NAV Day Loss of such Material NAV Day will be reduced by:

(i)

the Responsible Party Losses occurring during that business day, from largest to smallest, unit the Reduction Threshold is reached, to the extent necessary to reduce the Net NAV Gain/Loss exactly to the Reduction Threshold, or

(ii)

all Responsible Party Losses incurred on such business day, if the Responsible Party Losses incurred during that Material NAV Day are not sufficient to reduce Net NAV Gain/Loss to the Reduction Threshold.

Each reduction in the Net Material NAV Day Loss occurring in accordance with this Section 2.1.B is referred to herein as a “Reduction.”

The total amount of all Reductions occurring with respect to a single Material NAV Day is referred to herein as the “Reduction Amount.”

The Net Material NAV Day Loss for a Material NAV Day minus the Reduction Amount for that same Material NAV Day constitutes the Net NAV Gain/Loss at the start of the business day following that Material NAV Day.

Fund Accounting will be responsible for creating the appropriate receivable entries in the books and records of the Fund for each Reduction.

Illustration 1:

Facts:

Loss Threshold of $0.005 equals $100,000

Reduction Threshold of $0.004 equals $80,000

Net NAV Gain/Loss at Beginning of Material NAV Day is $75,000

Net NAV Gain/Loss at End of Material NAV Day is $105,000

Losses on the Material NAV Day:

        $12,000       Dealer 1

Gain/Loss Operating Policy / Gain/Loss Procedure

$6,500	Dealer 2
$6,000	TA
$5,500	Management Company

Resolution: Section 2.1. B(i) above would be followed. The loss position of the Net NAV Gain/Loss would be reduced by exactly $25,000 to $80,000. The Reduction would consist of the $12,000 Dealer 1 loss, the $6,500 Dealer 2 loss, the $6,000 TA loss and $500 of the $5,500 Management Company loss. Net NAV Gain/Loss at the beginning of the next business day will be a loss of $80,000.

Illustration 2:

Facts: Same facts as Illustration 1, except that there is no $5,500 Management Company loss and beginning balance is $80,500.

Resolution: Section 2.1. B(ii) above would be followed. The loss position of the Net NAV Gain/Loss would be reduced by exactly $24,500 to $80,500. The Reduction would consist of the $12,000 Dealer 1 loss, the $6,500 Dealer 2 loss, and the $6,000 TA loss. Net NAV Gain/Loss at the beginning of the next business day will be a loss of $80,500.

C. In the event the last business day of an Accumulation Period becomes a Material NAV Day, then the Net NAV Gain/Loss calculated as of the end of the Material NAV Day will be reduced exactly in the same manner as set forth in Section 2.1.B and all terms of said section shall apply, with the single exception that the Net NAV Gain/Loss as of the beginning of the next business day, which is the first business day of the next Accumulation Period, will be $0.00 and the net loss remaining after the Net Material NAV Day Loss has been reduced by the Reduction Amount will be absorbed by the Fund (i.e., the $80,000 remaining net loss if the facts in Illustration 1 occurred on the last business day of an Accumulation Period, and the $80,500 remaining net loss if the facts in Illustration 2 occurred on the last business day of an Accumulation Period).

D. In the event the last business day of an Accumulation Period does not become a Material NAV Day, any loss or any gain represented by Net NAV Gain/Loss as of the end of such business day will be absorbed by the Fund, and the Net NAV Gain/Loss as of the beginning of the next business day, which is the first business day of the next Accumulation Period, will be $0.00.

E. In connection with each particular Material NAV Day:

(i)

Subject to Section 4 below, the party responsible for the As-Of Losses constituting a Reduction, as determined by the assigned Responsibility Code, will be responsible for paying to the Fund within one month of the relevant Material NAV Day, the amount of such As-Of Loss included within the Reduction.

(ii)

BNY MELLON will be responsible for reimbursing the Fund in accordance with clause (i) immediately above only to the extent an As-Of Loss included within a Reduction has been assigned a Transfer Agent Responsibility Code.

(iii)	Responsibility for the recovery of all As-Of Losses subject to clause (i) immediately above that have not been assigned a Transfer Agent Responsibility Code shall reside solely with the Fund.

F. In the event the circumstances of a Material NAV Day should occur, BNY MELLON may request that the Fund modify the operation of Section 2.1.B or 2.1.C above, as applicable, such that instead of the Fund Accounting Agent creating a receivable for each As-Of Loss that would constitute a Reduction, the Fund Accounting Agent would modify the NAV of the Fund and the books and records of the Fund to record all As-Of Transactions having an As-Of Loss that would otherwise be recorded as a Reduction as actually occurring on their As-Of Trade Dates rather than on their As-Of Processing Dates with retroactive trade dates.

Gain/Loss Operating Policy / Gain/Loss Procedure

2.2. Late Distribution Gain/Loss:

For clarification: Any Late Distribution Gain/Loss attributable to an As-Of Transaction will be included in Net NAV Gain/Loss on the same business day as any As-Of Trade Gain/Loss attributable to the particular As-Of Transaction and will be a part of and included in all parts of the process described in Section 2.1 above. This point of clarification is already reflected in all definitions and described processes of this Gain/Loss Policy.

2.3. Current Month Accrual Gain/Loss

All Current Month Accrual Gain/Loss will be absorbed by the Fund.

2.4. Certain Redemption-Driven Events

In the event that on a business day that no As-Of Loss occurs the Net NAV Gain/Loss for that business day is a loss that exceeds the Loss Threshold (a “No Loss Day”), the rules and procedures set forth in Section 2.1 shall instead be applied using the As-Of Losses of the last business day preceding the No Loss Day on which As-Of Losses occurred but were not used to any extent to effect Reductions (such application of Section 2.1 being a “Look Back Event”)

In the event that on a business day that As-Of Losses occur the Net NAV Gain/Loss for that business day is a loss that exceeds the Loss Threshold but the As-Of Losses are insufficient in the aggregate to reduce Net NAV Gain/Loss below the Loss Threshold (whether such circumstances occur due to the inclusion of such business day in a Look Back Event or independently of such circumstances), Reductions shall occur to the extent of the As-Of Losses that occurred that business day and in addition any As-Of Losses occurring prior to such business day that have not previously been used to effect a Reduction shall be used to effect a Reduction (in accordance with applicable provisions of Section 2.1) until the Net NAV Gain/Loss has been reduced to a loss below the Loss Threshold.

2.5. Material Events

In the event information regarding liquidation, dissolution or other material event affecting the Fund (“Material Event”) becomes publically disseminated, the determination of whether a business day constitutes a Material NAV Day shall be made with respect to each business day after the Last Business Day using the Liquidation Loss Threshold, not the Loss Threshold.

For purposes of this Section 2.5:

“Liquidation Loss Threshold” means the Loss Threshold of the Fund on the Last business Day, converted from a relative value of $0.005 per share to an absolute value stated in US dollars and cents.

“Last Business Day” means the last business day that ends before information about the Material Event becomes publically disseminated. A business day is considered to have ended at the time the Fund has set as the deadline that business day for receipt of transaction orders required to be priced at that business day’s NAV.

Gain/Loss Operating Policy / Interest Compensation

3.  Interest Compensation

With respect to any misrouting of a check disbursement or wire transfer: (i) If BNY MELLON is at fault, BNY MELLON will promptly pay interest compensation to the affected shareholder at reasonable money market rates, and (ii) If BNY MELLON is not at fault, BNY MELLON will forward to the affected shareholder any interest compensation paid by the bank or other financial intermediary that benefited from the misrouted payment, but otherwise shall not be liable for or obligated to pay any interest compensation.

4.  Dealer Billing

If an As-Of Transaction assigned a Dealer Responsibility Code results in an As-Of Transaction Loss of $250 or more, BNY MELLON will invoice the Dealer responsible for the particular As-Of Transaction. BNY MELLON will report all Dealer invoicing activity to the Fund. The amount delivered by a Dealer in payment of such an invoice is referred to herein as a “Dealer Payment,” unless the As-Of Transaction with respect to which the invoice was sent constituted a Reduction, in which case the term “Dealer Payment” with respect to that As-Of Transaction means only the amount, if any, by which the Dealer’s payment exceeds the amount of the related Reduction (for which Fund Accounting would have booked a receivable on the date of the Reduction).

5.  Gain/Loss Reporting and Tracking

BNY MELLON tracks responsibility for all As-Of Transactions and any resulting As-Of Gain or As-Of Loss by Management Company, Fund, Dealer and Transfer Agent. BNY MELLON may also prepare detailed explanations of “As-Of” activity, primarily for internal process improvement purposes. Additionally, a daily/weekly/monthly gain/loss report can be made available to designated individuals of the Fund and Management Company.

6.  Signature

IN WITNESS WHEREOF, the parties hereto have caused this Gain/Loss Policy to be executed by their duly authorized officers, as of the day and year written on the cover page to this Gain/Loss Policy.

Fairholme Funds, Inc.

On behalf of itself and each of its Portfolios,

each in its individual and separate capacity

By: /s/ P.R. Thomson

Name: P.R. Thomson

Title: CCO

BNY Mellon Investment Servicing (US) Inc.

By: /s/ Wayne D. Weaver

Name: Wayne D. Weaver

Title: Managing Director